UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2013 (September 12, 2013)

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3101 Western Avenue West, Suite 600

Seattle, Washington 98121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 12, 2013, Cell Therapeutics, Inc. (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreement”) between the Company and Quogue Capital LLC and an affiliate of Perceptive Advisors LLC (collectively, the “Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to issue to the Purchasers in a registered direct offering (the “Offering”) an aggregate of 15,000 shares of the Company’s Series 18 Preferred Stock, no par value per share. No underwriter or placement agent participated in the Offering. The net proceeds from the Offering, after deducting estimated offering expenses, are expected to be approximately $14.8 million. The above description of the Purchase Agreement is qualified in its entirety by reference to the form of Purchase Agreement attached hereto as Exhibit 10.1.

Each share of Series 18 Preferred Stock has a stated value of $1,000 per share and is convertible, in certain circumstances, at the option of the holder at any time prior to the automatic conversion of such shares. The Series 18 Preferred Stock is convertible into a total of 15,000,000 shares of registered common stock at a conversion price of $1.00 per share of common stock. Shares of the Series 18 Preferred Stock will receive dividends in the same amount as any dividends declared and paid on shares of common stock, but would be entitled to a liquidation preference over the common stock in certain liquidation events. The Series 18 Preferred Stock will have no voting rights on general corporate matters. A copy of the form of the Series 18 Preferred Stock Certificate is attached hereto as Exhibit 4.1.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3, filed with the Securities and Exchange Commission (“SEC”) on October 25, 2011, which became effective on November 1, 2011 (Registration Statement No. 333-177506), as supplemented by the prospectus supplement filed with the SEC on September 13, 2013.

As of September 18, 2013, 15,000 shares of Series 18 Preferred Stock have been converted into an aggregate of 15,000,000 shares of Common Stock. The Company closed the Offering on September 18, 2013.

The Company plans to use the net proceeds from the Offering to continue Phase 3 trials of pacritinib and to support the commercialization of PIXUVRI in Europe as well as for general corporate purposes, which may include, among other things, funding research and development, preclinical and clinical trials, the preparation and filing of new drug applications and general working capital.

A copy of the opinion of Karr Tuttle Campbell related to the legality of the Series 18 Preferred Stock (and the shares of common stock issued upon conversion of the Series 18 Preferred Stock) is attached hereto as Exhibit 5.1.

Item 3.03	Material Modification to Rights of Security Holders.

On September 17, 2013, the Company filed Articles of Amendment (the “Articles of Amendment”) to its Amended and Restated Articles of Incorporation (the “Amended Articles”) with the Secretary of State of the State of Washington, establishing the Series 18 Preferred Stock. Each share of Series 18 Preferred Stock is entitled to a liquidation preference equal to the initial stated value of such holder’s Series 18 Preferred Stock of $1,000 per share, plus any declared and unpaid dividends and any other payments that may be due on such shares, before any distribution of assets may be made to holders of capital stock ranking junior to the Series 18 Preferred Stock. The Series 18 Preferred Stock is not entitled to dividends except to share in any dividends actually paid on the common stock or any pari passu or junior securities. The Series 18 Preferred Stock will have no voting rights, except as otherwise expressly provided in the Company’s articles of incorporation or as otherwise required by law. However, so long as at least 20% of the aggregate originally issued shares of Series 18 Preferred Stock are outstanding, the Company cannot: amend its Amended Articles, Second Amended and Restated Bylaws or other charter documents in each case so as to materially, specifically and adversely affect the rights of the Series 18 Preferred Stock; repay, repurchase or offer to repay or repurchase or otherwise acquire any shares of common stock, common stock equivalents or junior securities, except in limited circumstances; authorize or create any class of senior preferred stock; or enter into any agreement or understanding with respect to any of the foregoing, in each case without the affirmative written consent of holders of a majority of the outstanding shares of Series 18 Preferred Stock.

The above description of the Articles of Amendment is qualified in its entirety by reference to the copy of the Articles of Amendment attached hereto as Exhibit 3.1.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On September 17, 2013, the Company filed the Articles of Amendment, a copy of which is attached hereto as Exhibit 3.1. The Articles of Amendment, which were effective as of September 18, 2013, establish and designate the Series 18 Preferred Stock and the rights, preferences and privileges thereof.

The description of the Articles of Amendment contained in Item 3.03 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description	Location

3.1	Articles of Amendment to Amended and Restated Articles of Incorporation of Cell Therapeutics, Inc. (Series 18 Preferred Stock).	Filed herewith.

4.1	Form of Series 18 Preferred Stock Certificate.	Filed herewith.

5.1	Opinion of Karr Tuttle Campbell.	Filed herewith.

10.1	Form of Securities Purchase Agreement.	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: September 18, 2013	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit Number	Description	Location

3.1	Articles of Amendment to Amended and Restated Articles of Incorporation of Cell Therapeutics, Inc. (Series 18 Preferred Stock).	Filed herewith.

4.1	Form of Series 18 Preferred Stock Certificate.	Filed herewith.

5.1	Opinion of Karr Tuttle Campbell.	Filed herewith.

10.1	Form of Securities Purchase Agreement.	Filed herewith.